Exhibit 19

COLLEGIUM PHARMACEUTICAL, INC.

INSIDER TRADING POLICY

Effective February 8, 2023 (the “Effective Date”)

INTRODUCTION

This Insider Trading Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of Collegium Pharmaceutical, Inc. (the “Company”) and provides the standards of the Company on trading of the Company’s securities or securities of other publicly traded companies with whom the Company has a business relationship. This policy applies to all members of the Board (each, a “director”), officers and employees of the Company and its subsidiaries.

One of the principal purposes of the federal and state securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material, nonpublic information obtained through involvement with a company to make decisions to purchase, sell, or otherwise trade a company’s securities or to provide that information to others outside such company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” (These terms are defined in this Policy under Definitions below.)

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s and your reputation for integrity and ethical conduct.

You should read the Policy and ask any questions you may have of the Compliance Officer identified below:

General Counsel Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

APPLICABILITY

This Policy applies to all transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) another company’s securities, to the extent such securities are of publicly-traded companies with whom the Company has a business relationship, including our vendors, customers, licensees and business partners.

This Policy’s trading restrictions generally do not apply to the exercise of a stock option for cash or a true cashless exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The restrictions identified in this Policy also apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

GENERAL POLICY

NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION

•	No director, officer or employee may purchase or sell any Company security, directly or through family members or other persons or entities, while in possession of material, nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Definitions – Materiality and – Nonpublic Information below.)

•	No director, officer or employee who knows of any material, nonpublic information about the Company may communicate that information or recommend the purchase or sale of the Company’s securities to any other person, including family and friends, which is an illegal practice known as “tipping.”

•	No director, officer or employee may purchase or sell any security of any other public company with whom the Company has a business relationship, whether or not issued by such other company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material nonpublic information may communicate that information to any other person, including family and friends.

•	All Covered Individuals (as defined in Annex A) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Pre-Clearance of Securities Transactions below. Annex A hereto sets forth the list of Covered Individuals as of the date indicated thereon. The Compliance Officer shall update Annex A from time to time as necessary to ensure that it remains current.

Other Prohibited Transactions

Particular types of hedging or monetization transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Accordingly, all trading in the Company’s securities by directors, officers or employees, including such person’s immediate family and the other members of their household, is subject to the following:

•	Short sales. Directors, officers or employees may not sell the Company’s securities short (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery);

•	Options trading. Directors, officers or employees may not buy or sell puts or calls or other derivative securities on the Company’s securities;

•	Margin accounts and pledging. Directors, officers or employees may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

•	Hedging. Directors, officers or employees may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including zero- cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds.

BLACKOUT PERIODS

Quarterly Blackout Periods

A quarterly blackout period will begin at the close of business on the date that is two weeks before the end of each fiscal quarter and end at the close of business on the first full trading day following the date of the Company’s earnings release with respect to such fiscal quarter in the ordinary course (each such period, a “Quarterly Blackout Period”).

All Blackout Restricted Persons (as defined in Annex B) are prohibited from trading in the Company’s securities; adopting, amending or modifying a 10b5-1 plan to trade in the Company’s securities; transferring any Company securities by gift (including charitable donations); or exercising any right to purchase Company securities other than by paying the exercise price therefore in cash during a Quarterly Blackout Period, subject to the limitations and exceptions described below (“Blackout Restricted Activities”). Annex B hereto sets forth the list of Blackout Restricted Person as of the date indicated thereon. The Compliance Officer shall update Annex B from time to time as necessary to ensure that it remains current.

Interim Earnings Guidance

The Company may on occasion issue interim earnings guidance or other potentially material financial information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. All Blackout Restricted Persons should anticipate that trading will be prohibited while the Company is in the process of assembling the information to be released and until the close of business on the first full trading day following the date of the Company’s release of such information.

Other Blackout Periods

From time to time, an event may occur that is material to the Company and is known to only a few directors and executives (such as negotiation of mergers, acquisitions or dispositions or new product developments). So long as the event remains material and nonpublic, the persons who are aware of the event may not engage in Blackout Restricted Activities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person who (i) is subject to this Policy and (ii) is aware of the event giving rise to the blackout, requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer will not grant such pre-clearance.

Hardship Exception

A Blackout Restricted Person who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock, even during the Quarterly Blackout Period. Hardship exceptions are expected to be requested only rarely, and may be granted only by the Compliance Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Compliance Officer reasonably concludes that the individual making the hardship exception request does not possess material, nonpublic information.

Exceptions for Approved 10b5-1 Plans

These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”) that complies with the conditions set forth below:

1.	Approval. All persons subject to this Policy must obtain the written approval of the Compliance Officer prior to (i) adopting any new plan or (ii) modifying, amending or terminating any existing plan. The Compliance Officer shall review and ensure each proposed plan (or modification, amendment or termination of an existing plan) submitted to the Compliance Officer complies with the provisions of this Policy and applicable law, as then in effect, prior to granting any such approval (which approval shall be evidenced by such Compliance Officer’s signature on the approved plan (or modification, amendment, or termination of an existing plan).

2.	Mandatory Cooling-Off Periods.

•	Directors and Executive Officers. New plans submitted by a director or an executive officer (as such term is defined in Section 16 of the Securities Act of 1934, as amended, and the rules promulgated thereunder) of the Company, and amendments or modifications to an existing plan, must provide for transactions to occur (i) no earlier than the later of the date (the “Trade Commencement Date”) that is (x) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (y) two business days following the disclosure by the Company of its financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified, provided that the mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan, or amendment or modification to an existing plan, and (ii) no later than one (1) year after the Trade Commencement Date;

•	All Other Persons. New plans submitted by any person subject to this Policy, other than directors and executive officers of the Company, and amendments or modifications to an existing plan by such persons, must provide for transactions to occur (i) no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to an existing plan, and (ii) no later than one (1) year after the effective date thereof (or, in the case of an amendment, no later than one (1) year after the effective date of such amendment).

3.	Good Faith Certification. All new plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the trading person at a time when the trading person was not in possession of material nonpublic information about the Company. All directors and executive officers seeking to establish a new plan or amend or modify an existing plan will be required to provide a written representation to the Company certifying that (i) they are not aware of material nonpublic information about the Company or its securities, and (ii) they are adopting the new plan, or modifying or amending an existing plan, in good faith and not as part of a plan or scheme to evade the prohibitions of this Policy or Rule 10b-5-1.

4.	Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the trading person, provided the third party does not possess any material nonpublic information about the Company. Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

5.	Overlapping Plans. No person subject to this Policy may maintain more than one active plan at the same time, without the pre-approval of the Compliance Officer. Multiple overlapping plans may be approved by the Compliance Officer in limited circumstances as permitted under Rule 10b5-1.

•	A person subject to this Policy may maintain two separate Rule 10b5-1 plans if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution; provided, however, that any early termination of the earlier-commencing plan will trigger a new cooling off period (as set forth in paragraph 2 above) before trades may begin under the later-commencing plan.

•	This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling securities to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.

•	Separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 trading plan may be treated as a single plan, in which case a modification, amendment or termination to any of the individual plans will be considered a modification, amendment or termination of all of the plans.

6.	Single-Trade Plans. Only one “single-trade plan” may be utilized by a person subject to this policy in any twelve-month period. A single-trade plan is a Rule 10b5-1 trading plan for the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

Because Covered Individuals may be likely to obtain material nonpublic information on a regular basis, the Company requires that all Covered Individuals refrain from trading, even when no blackout period is in effect, without first pre-clearing all transactions in the Company’s securities.

Except for purchases and sales pursuant to an Approved 10b5-1 Plan, no Covered Individual may, directly or indirectly, purchase or sell (or otherwise make any transfer or gift (including any charitable donation)) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s immediate family members and other members of their household, and to transactions by entities over which such person exercises control. In advance of pre-clearance of a transaction in the Company’s securities, Covered Individuals must confirm that they are not in possession of material nonpublic information.

A request for pre-clearance should be submitted to the Compliance Officer at least one business day in advance of the proposed transaction. The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days after the day on which it was granted. If the transaction does not occur during the two business day period, pre-clearance of the transaction must be re-requested. For example, if the pre-clearance request was approved on Monday, June 3, 2019, then the Covered Individual must complete his or her transaction on or prior to the close of business on Wednesday, June 5, 2019.

If you seek pre-clearance for a transaction and if permission to engage in the transaction is denied, you should refrain from initiating any transaction in the Company’s securities and should not inform any other person of this denial as such denial could constitute, or signal the existence of, material nonpublic information.

POST-EMPLOYMENT TRANSACTIONS

The trading restrictions of this Policy will continue to apply to all directors, officers and employees of the Company who are aware of material, nonpublic information after they terminate employment or services. Such persons may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the pre-clearance and blackout procedures set forth in this Policy will cease to apply to such person’s transactions in the Company’s securities upon the expiration of any “blackout period” that is applicable at the time of such person’s termination of employment or services.

COMPLIANCE WITH SECTION 16 AND RULE 144

Directors and executive officers are responsible for compliance with Section 16 of the Securities Exchange Act and Rule 144 of the Securities Act in connection with their transactions in the Company’s securities. The requirements of this Policy do not supersede the required compliance with your obligations under Section 16 or Rule 144.

Section 16

Directors and executive officers should be aware that most transactions in the Company stock are subject to the accelerated two business day reporting requirements under Section 16. The Company’s policy is to assist directors and officers in completing and filing their Section 16 reports. It is important that the Compliance Officer receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the trading person who is subject to Section 16 should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer on the trade date in order to facilitate timely Section 16 reporting.

Rule 144

Directors and executive officers are required to file Form 144 before making open market sales of Company stock. This requirement applies whether the shares are legended or unlegended, restricted or unrestricted, held in a brokerage account, represented by a stock certificate or book entry position. Form 144 is generally prepared and filed by such individual’s broker.

DEFINITIONS

“Materiality”

Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•	significant write-downs in assets or increases in reserves;
•	developments regarding significant litigation or government agency investigations;
•	liquidity problems;
•	projections of future earnings or losses or other earnings guidance;
•	changes in earnings estimates or unusual gains or losses in major operations;
•	changes in the Company’s pricing or cost structure;
•	major marketing changes;
•	major changes in management;
•	developments regarding regulatory approval or disapproval of the Company’s products;
•	major developments in, or results of, clinical trials of the Company’s products;
•	a significant cybersecurity incident, such as a computer system failure, accident or security breach, that could result in a material disruption of the company’s operations, including its commercialization and drug development programs;
•	major events regarding the Company’s securities, including the declaration of a stock split, a change in dividend policy or the offering of additional securities;
•	extraordinary borrowings or similar financing transactions;
•	changes in debt ratings; and
•	public offerings or proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, joint ventures, or purchases or sales of substantial assets.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new solution, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the probability that the event will occur is not great. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

“Nonpublic Information”

Insider trading prohibitions come into play only when a person possesses information that is material and “nonpublic.” To be “public” the information must have been disseminated in a manner designed to reach investors generally (such as by a press release or an SEC filing), and the investors must be given the opportunity to absorb the information fully. Nonpublic information may include:

•	information available to a select group of analysts or brokers or institutional investors;
•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As a general rule, information should be considered nonpublic until the conclusion of one full trading day after the day on which the information is released. For example, if the Company makes an announcement after the market opens on a Monday, the first time you can buy or sell Company securities is on Wednesday (assuming you are not aware of other material, nonpublic information at that time). As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “nonpublic” and treat it as confidential.

“Compliance Officer”

The Board of Directors has appointed the General Counsel, or in his or her absence, the General Counsel’s designee, as the compliance officer (the “Compliance Officer”) for this Policy.

CERTIFICATION

All employees of the Company must certify their understanding of, and intent to comply with, this Policy, on the applicable form attached to this Policy.

VIOLATIONS OF INSIDER TRADING LAWS

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

Legal Penalties

Violation of this Policy may result in both civil and criminal penalties under applicable securities laws including imprisonment, criminal fines and civil penalties. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission has imposed large penalties even when the tipper did not profit from the transaction.

Company-imposed Penalties

Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

CERTIFICATION

To Collegium Pharmaceutical, Inc.:

I have received and read a copy of the Collegium Pharmaceutical, Inc. Insider Trading Policy. I understand and acknowledge that I am subject to the Insider Trading Policy and I hereby agree to comply with the requirements of this Policy, including the portion thereof relating to Pre-clearance and Blackout Procedures.

(Name)

(Signature)

(Date)

This document states a policy of Collegium Pharmaceutical, Inc. and is not intended to be regarded as the rendering of legal advice.

ANNEX A

Covered Individuals

As of the Effective Date, the “Covered Individuals” are:

•	All directors of the Company;
•	All Section 16 executive officers of the Company;
•	All members of the executive committee of the Company;
•	The vice president of investor relations, vice president of finance, vice president of commercial finance, vice president of commercial operations, senior director of financial operations, controller and each other employee involved in, or with direct access to, the financial close process;
•	Each employee involved in business development or market access initiatives; and
•	Each other employee that the Compliance Officer may, from time to time, designate in his or her discretion.

ANNEX B

Blackout Restricted Persons

As of the Effective Date, the “Blackout Restricted Persons” are:

•	All directors of the Company;
•	All Section 16 executive officers of the Company;
•	All members of the executive committee of the Company;
•	The vice president of investor relations, vice president of finance, vice president of commercial finance, vice president of commercial operations, senior director of financial operations, controller and each other employee involved in, or with direct access to, the financial close process; and
•	The vice president of commercial finance, vice president of commercial operations, senior director of finance, controller and each other employee involved in, or with direct access to, the financial close process.